Exhibit 99.1

NEWS RELEASE

DATE:	November 27, 2006 3:00 p.m. E.S.T
CONTACT:	James L. Saner, Sr., President and CEO
MainSource Financial Group, Inc. 812-663-0157

Fourth Quarter Dividend Declared MainSource Financial Group — NASDAQ, MSFG

Greensburg, Indiana (NASDAQ:  MSFG) — MainSource Financial Group’s Board of Directors announced today that the Company declared a fourth quarter common dividend of $.14 per share at its November 21, 2006 meeting.  The dividend is payable on December 15, 2006 to common shareholders of record as of December 5, 2006.  The dividend represents an 8% increase over the dividend paid to shareholders in the fourth quarter last year.  This is MainSource Financial Group’s sixty-fifth consecutive quarterly cash dividend.

With the declaration of this dividend, MainSource Financial Group has paid cash dividends of $.555 per share in 2006 which represents a 7% increase over the 2005 dividend and marks the 16th consecutive year of increased dividends.

MainSource Financial Group, Inc., headquartered in Greensburg, Indiana is listed on the NASDAQ National Market (under the symbol: “MSFG”) and is a community-focused, financial holding company with assets of approximately $2.4 billion. The Company operates 68 offices in 30 Indiana counties, six offices in three Illinois counties, and six offices in two Ohio counties through its five banking subsidiaries, MainSource Bank, Greensburg, Indiana, MainSource Bank - Illinois, Kankakee, Illinois, MainSource Bank - Crawfordsville, Crawfordsville, Indiana, MainSource Bank - Hobart, Hobart, Indiana, and MainSource Bank - Ohio, Troy, Ohio. Through its non-banking subsidiaries, MainSource Insurance LLC, MainSource Title LLC, and MainSource Mortgage LLC, the Company and its banking subsidiaries provide various related financial services.

Forward-Looking Statements

Except for historical information contained herein, the discussion in this press release may include certain forward-looking statements based upon management expectations. Factors which could cause future results to differ from these expectations include the following: general economic conditions; legislative and regulatory initiatives; monetary and fiscal policies of the federal government; deposit flows; the costs of funds; general market rates of interest; interest rates on competing investments; demand for loan products; demand for financial services; changes in accounting policies or guidelines; changes in the quality or composition of the Company’s loan and investment portfolios; the Company’s ability to integrate acquisitions; the impact of our continuing acquisition strategy; and any other risks detailed in our reports filed with the Securities and Exchange Commission.

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MainSource Financial Group, Inc., 201 N. Broadway, P.O. Box 87, Greensburg, IN  47240